UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2009

VORTEX RESOURCES CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 461-3559

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 3.02                      Unregistered Sales of Equity Securities
Item 8.01                      Other Events.

Yasheng Resources Group

On January 20, 2009, Vortex Resources Corp. (the “Company”) entered into a Term Sheet (the “Term Sheet”) with Yasheng Group (“Yasheng”) a group of companies engaged in the agriculture, chemicals and biotechnology businesses in the Peoples Republic of China and the export of such products to the United States, Canada, Australia, Pakistan and various European Union countries.  Yasheng is also developing a logistics centre and eco-trade cooperation zone in California (the “Project”). Yasheng purchased 80 acres of property located in Victorville, California (the “Project Site”) to be utilized for the Project.  It is intended that the Project will be implemented in two phases, first, the logistic centre, and then the development of an eco-trade cooperation zone. The preliminary budget for the development of the Project is estimated to be approximately $400M.

As set forth in the Term Sheet, Yasheng has received an option to merge all or part of its assets as well as the Project into the Company.  As an initial stage, Yasheng will contribute the Project Site to the Company which will be accomplished through either the transferring title to the Project Site directly to the Company or the acquisition of the entity holding the Project Site by the Company.  As consideration for the Project, the Company will issue Yasheng 130,000,000 shares of common stock (on a post reverse split basis).  In addition, the Company will be required to issue Capitol Properties (“Capitol”), an advisor, 100,000,000 shares of common stock (on a post reverse split basis).

Due to current issues in the development of the oil and gas project in Crockett County, Texas, the board obtained a current reserve report for the Company’s interest in Davy Crockett Gas Company, LLC (“DCG”) and Vortex Ocean One, LLC ("Vortex One"), which report indicated that the DCG properties as being negative in value.  As a result of such report, the world and US recessions and the depressed oil and gas prices, the board of directors elected to dispose of the DCG property and/or desert the project in its entirely. On June 30, 2008, the Company formed Vortex One, a limited liability company, with Tiran Ibgui, an individual ("Ibgui") as reported on the Company’s 8-K. Said agreements, in addition, included the assignment of its four leases in Crockett County, Texas to Vortex One.  As a condition precedent to Ibgui contributing the required funding, Vortex One pledged all of its assets to Ibgui including the leases.

On October 29, 2008, the Company entered into a settlement arrangement with Mr. Ibgui, whereby the Company agreed to transfer the 525,000 common shares previously owned by Vortex One to Mr. Ibgui.  Further, in February 28, 2009, Ibgui, as the secured lender to Vortex One, directed Vortex One to assign the term assignments with 80% of the proceeds being delivered to Ibgui, as secured lender, and 20% of the proceeds being delivered to the Company – as per the original agreement.  The transaction closed on February 28, 2009 in consideration of a cash payment in the amount of $225,000, a 12 month promissory note in the amount of $600,000 and a 60 month promissory note in the amount of $1,500,000. Mr. Ibgui paid $25,000 fee, and from the net consideration of $200,000 Mr. Ibgui paid the Company its 20% portion of $40,000 on March 3, 2009. No relationship exists between Ibgui, the assignee of the leases and the Company  and/or its affiliates, directors, officers or any associate of an officer or director.

On March 5, 2009, the Company and Yasheng implemented an amendment to the Term Sheet pursuant to which the parties agreed to explore further business opportunities including the potential lease of an existing logistics center located in Inland Empire, California, and/or alliance with other major groups complimenting and/or synergetic to the Vortex/Yasheng JV as approved by the board of directors on March 9, 2009.  Further, in accordance with the amendment, the Company has agreed to issue 50,000,000 shares to Yasheng and 38,461,538 shares to Capitol in consideration for exploring the business opportunities, based on the pro-ration set in the January Term Sheet.

The shares of common stock were issued based on the Board consent on March 9, 2009,  in connection with this transaction in a private transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. Yasheng and Capitol are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VORTEX RESOURCES CORP.

Date: MARCH 16, 2009 Beverly Hills, California	By:	/s/ ROBIN ANN GORELICK
Name: Robin Ann Gorelick
Title: Corporate Secretary